Each of the entities set forth in Exhibit 99.1 may be deemed to indirectly beneficially own such securities.  Westbrook
Real Estate Partners, L.L.C. is the managing member of Westbrook Sunstone Investors, LLC, which is the managing member of Westbrook SHP, LLC, which is a member of Sunstone Hotel Investors, L.L.C.  Westbrook Real Estate
Partners, L.L.C. is also the managing member of Westbrook Real Estate Partners Management III, LLC, which is the general partner of each of Westbrook Real Estate Fund III, L.P. and Westbrook Real Estate Co-Investment Partnership
III, L.P., which together have the power to appoint a majority of the members of the executive committee of WB Hotel
Investors, LLC, and which together with Westbrook SHP, LLC, have the power to appoint three-fourths of the members of the executive committee of Sunstone Hotel Investors, L.L.C.  Westbrook Real Estate Partners, L.L.C. is
also the managing member of Westbrook Real Estate Partners Management IV, LLC, which is the general partner of each of Westbrook Real Estate Fund IV, L.P. and Westbrook Real Estate Co-Investment Partnership IV, L.P., which together have the power to appoint a majority of the members of the executive committee of Sunstone/WB Hotel
Investors IV, LLC.  Sunstone/WB Hotel Investors IV, LLC has the power to appoint a majority of the members of the executive committee of Sunstone/WB Manhattan Beach, LLC.  Mr. Paul disclaims ownership of all shares in excess of his pecuniary interests, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes.of the Securities Exchange Act of
1934, as amended, or for any other purpose.